UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                 FORM 8-K
                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported): October 6, 1994


                           MAGMA COPPER COMPANY
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          (Exact name of registrant as specified in its charter)



       Delaware                     1-10122         86-0219794
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(State or other jurisdiction      (Commission    (IRS Employer
 of incorporation)                File Number)   Identification
                                                 Number)


7400 North Oracle Road, Suite 200, Tucson, Arizona       85704
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(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(602) 575-5600



                              Not Applicable
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      (Former name or former address, if changed since last report.)

Item 5.  Other Events.
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TINTAYA PROJECT

     On October 6, 1994, the Government of Peru declared Magma Copper Company (the "Company") the winning bidder in the privatization of Empresa Minera Especial Tintaya S.A., which owns one of the largest operating mining projects in Southern Peru. Closing of the purchase is scheduled for November 30, 1994. At Closing, Magma will pay $218 million in cash and deliver $55 million face value of Peruvian government debt (which currently trades at a discount to face value) to acquire the project. In addition, the Company will be required to make at least $85 million in capital expenditures over the next five years on this project.

     Based upon information provided to the Company in connection with the acquisition, the Tintaya Project contains nearly 2 billion pounds of recoverable copper. The project currently consists of an open pit mine which has established reserves of 58 million tonnes of 1.78% sulfide copper ore. Current operations process 1.75% copper sulfide ore at the rate of 8,000 tonnes per day, producing approximately 110 million pounds of copper per year. Over the next two years the Company intends to expand the mining rate to 10,000 tonnes of ore per day, which would boost sulfide ore production to 135 million pounds of copper per year. The Company also intends to do a feasibility study to evaluate how best to exploit a proven and probable mineral resource estimated at 21.7 million tonnes of 1.57% oxide copper ore.
Based upon a preliminary analysis of the oxide orebody at Tintaya, the Company believes that the project could support an SX-EW operation capable of producing 70 million pounds of copper per year. The Company also believes that if it is successful in expanding the current rate of sulfide production and in establishing SX-EW production to achieve total copper production of 200 million pounds per year, Tintaya should be able to reduce its net cash operating costs to the 50 cents per pound range.

     Although the Company made an extensive evaluation of the Tintaya Project prior to its acquisition, there are certain risks inherent in the acquisition and operation of foreign properties, including the risk of political instability, the possibility of adverse economic or tax reforms, restrictions on the repatriation of funds and currency risks. The Company is pursuing measures to mitigate some of these risks.

ROBINSON MINE

     Construction on Magma's Robinson Mine began on October 12, 1994, following final approval of the project by the Bureau of Land Management (the "BLM"). The BLM issued its Final Environmental Impact Statement (the "EIS") and approved the Company's Plan of Operation on September 9, 1994. Although one appeal relating to the EIS was filed during the 30-day appeal period, the Company believes it is without merit and it has had no effect on the BLM's decision or the Company's construction activities at the minesite. Production is expected to begin in the first quarter of 1996.

     Currently, Robinson has defined copper and gold ore reserves of 252 million tons of 0.553% copper sulfide ore and 0.0102 ounces per ton of gold, containing 2.1 billion pounds of recoverable copper and 1.8 million ounces of gold. When the operation reaches planned production, the Company expects Robinson to produce 135 million pounds of copper, 110 thousand ounces of gold and 325 thousand ounces of silver annually over a 16-year period at a net cash operating cost of less than $0.50 per pound.

     The project is expected to have an initial capital cost of approximately $300 million. The funds will be used to purchase equipment, construct a concentrator and develop the ore reserves. Based upon the results of preliminary studies, the Company believes that the Robinson mine has significant potential for further increases in production and ore reserves.

     In addition to current cash balances, operating cash flow and available borrowing capacity under its revolving line of credit, the Company is reviewing a number of financing alternatives in connection with its development of the Tintaya and Robinson mines and other capital projects.

                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    MAGMA COPPER COMPANY



                                    By    \s\ Douglas J. Purdom
                                         ------------------------
                                        Douglas J. Purdom
                                        Vice President and
                                        Chief Financial Officer



Date:  October 20, 1994